Exhibit 23.1
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-191481) and Form S-8 (No. 333-187796) of Hi-Crush Partners LP (the “Partnership”) of our report dated March 25, 2014 relating to the financial statements of Hi-Crush Augusta LLC as of December 31, 2013 and 2012 and the related statements of operations, cash flows and members’ capital for the year ended December 31, 2013 and the period from March 14, 2012 (Inception) through December 31, 2012, which appear in this current report on Form 8-K/A of the Partnership dated May 5, 2014.

/s/ PricewaterhouseCoopers LLP
Houston, Texas
May 5, 2014